Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Unisys Corporation for the registration of $l,100,000,000 of Securities and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements of Unisys Corporation and the effectiveness of internal control over financial reporting of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the financial statement schedule of Unisys Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 26, 2008